Exhibit 99.1
Local Bounti Announces Second Quarter 2024 Financial Results

Recently began shipping to Sam's Club and Brookshire's out of Texas facility

Negotiating an additional $175 million financing commitment for a total of up to $400 million in capital commitments to support 2024 and future projects including working capital and strategic growth capital — anticipate closing in third quarter of 2024

Reiterates full year 2024 sales guidance of $50 to $60 million, representing a doubling of revenue versus 2023
HAMILTON, MT – August 13, 2024 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the quarter ended June 30, 2024 and reiterated full year 2024 guidance.

"We celebrated a significant milestone for Local Bounti in the second quarter, with our new Washington and Texas facilities commencing commercial operations," commented Craig Hurlbert, CEO of Local Bounti. "These purpose-built, state-of-the-art facilities feature our patented Stack & Flow Technology® and are already demonstrating significant advantages in efficiency and capacity. We're now focused on strategically building out our product assortment, expanding distribution of our Grab-and-Go Salad Kits, and strengthening partnerships with major retailers like Sam's Club while attracting new customers such as Brookshire's. We believe this tremendous commercial progress, combined with the sales generated from our new optimized facilities, keeps us on a clear path towards our goal to double our revenue this year and achieve positive adjusted EBITDA in early 2025. Our mission is to revolutionize local, sustainable produce production and distribution across the nation in a manner that maximizes capital efficiency."

Kathleen Valiasek, President and CFO of Local Bounti, added, "We continue to work towards closing on our previously executed conditional commitment letters and are excited to announce negotiations for up to an additional $175 million that would expand our total future capital commitments to approximately $400 million to support our 2024 initiatives. These funding commitments, if closed, are expected to drive our strategic growth plans, including expanding capacity across our Stack & Flow Technology enabled facilities to meet growing demand from our blue-chip retail and distribution partners, as well as working capital needs. As we progress with our expansion plans, including our planned entry into the Midwest market, we're actively engaging with retailers to optimize our facilities for specific products that align with their distribution strategies. This approach is designed to strengthen our market position and reinforce our commitment to deliver fresh, high-quality produce through sustainable, tech-enabled farming practices across the nation."

Second Quarter 2024 Financial Summary

•Sales increased 31% to $9.4 million in the second quarter of 2024, as compared to $7.2 million in the prior year period. The increase was primarily due to increased production and growth in sales from the Company's facility in Georgia, and to a lesser degree, the partial quarter contribution from the Company's Washington and Texas facilities. Growth was partially offset by downtime at its Montana facility associated with the Company's transition to commercial operations.
•Gross profit was $1.4 million in the second quarter of 2024. Adjusted gross margin percentage1 was approximately 29% excluding depreciation and stock-based compensation. Adjusted gross margin performance was driven by costs associated with the ongoing optimization and scaling up of the Company's facilities. The Company expects that, over time, its adjusted gross margin will increase as a percentage of sales, as a result of the continued scaling of the business and initiatives to optimize production costs.

•Selling, general, and administrative expenses decreased by $6.0 million to $10.7 million in the second quarter of 2024, as compared to $16.7 million in the prior year period, driven primarily by cost saving actions the Company took in the fourth quarter of 2023 and the first quarter of 2024 to streamline its organizational structure, as well as lower stock-based compensation expense. The Company expects to continue to benefit from its lower cost base through the end of 2024.

•Operating loss improved $5.5 million versus the prior year period to $13.9 million, as compared to a loss of $19.4 million in the second quarter of 2023.

•Net loss was $25.3 million in the second quarter of 2024 as compared to net loss of $10.7 million for the prior year period; net loss in the second quarter of 2023 included a $15.2 million benefit associated with a non-cash mark-to-market change in fair value of a warrant liability.

•Adjusted EBITDA1 loss improved to $7.5 million, as compared to a loss of $8.3 million in the prior year period. Second quarter 2024 adjusted EBITDA excludes $1.6 million in stock-based compensation, $12.5 million in interest expense, $3.9 million of depreciation and amortization, $1.1 million gain on change in fair value of warrant liability, and $0.8 million of strategic transaction due diligence and integration related costs.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facility Expansion Update

Now Shipping Product from Mount Pleasant, TX & Pasco, WA Facilities
The Company commenced operations at both its Texas and Washington facilities and began shipping product to customers in the second quarter. The Company was able to scale these facilities in less than one-third of the time that it took to scale Georgia given the advantages of the purpose-built design and other efficiencies that were integrated. The Texas facility fortifies Local Bounti's distribution for Sam’s Club, which expands Local Bounti’s service from three distribution centers to six. The Washington facility bolsters the Company's distribution capabilities with new and existing customers in the Pacific Northwest to serve its expanding customer base.

Capacity Expansion Project Update
Plans remain underway to build additional capacity across the Company's network of facilities enabled with its Stack & Flow Technology. The planned expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, which includes plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Hamilton, Montana Facility Transition to Commercial Production Nearly Complete
The transition of the Company's Montana facility from a research and development focus to a commercially oriented focus growing produce for sale to customers is nearly complete. This transition follows the capacity enhancements brought about by the completion of the Georgia facility and the commencement of operations at both the Texas and Washington facilities and is expected to help drive the Company toward its goals of achieving positive adjusted EBITDA in early 2025.

Product Development & Distribution

In the second quarter, the Company expanded its distribution with Sam's Club for its leafy greens production with service commencing from the Company's recently opened facility in Mount Pleasant, Texas. Local Bounti is now fulfilling shipments to six of Sam's regional distribution centers from two Local Bounti facilities, Mount Pleasant, Texas and Byron, Georgia.

Local Bounti is also now shipping to Brookshire Grocery Company (“Brookshire's”) locations from its new Mount Pleasant, Texas facility. Brookshire's is stocking Local Bounti’s full line of produce products – including its Grab-and-Go Salad Kits, living lettuce and baby leaf varieties – to Brookshire's nearly 180 store locations across three states in the Southeast and Southwest United States.

Starting in the second quarter of 2024, Local Bounti rolled out its Grab-and-Go Salad Kits to customers representing approximately 200 doors throughout the Pacific Northwest and Southern United States; the Company expects this to expand to a total of approximately 700 doors in the second half of 2024. These product expansions include four unique flavor offerings: Artisanal Chicken Caesar, Memphis Inspired Chicken, Sweet Poppy Power, and Modern Greek Style.

The Company is set to expand its product assortment in the third quarter of 2024 by introducing several high-velocity offerings including Arugula, Spring Mix & Spinach Blend, Power Greens, and Basil.

Capital Structure

The Company ended with cash and cash equivalents and restricted cash of $16.2 million as of June 30, 2024. In July, Local Bounti entered into negotiations for an additional Conditional Commitment Letter ("CCL") from the same commercial finance lender it has been working with for up to $175 million of potential financing. Combined with its existing $228 million of previously announced CCLs the Company will have CCLs that could provide up to approximately $400 million of financing to fund its existing facility expansions, its planned greenfield facility in the Midwest, working capital needs, strategic growth capital and to repay certain existing construction financing which is expected to lower the Company’s cost of capital. The funding expected pursuant to the CCLs is subject to the completion of definitive documents and the satisfaction of customary closing conditions which the Company believes will be complete in the third quarter 2024. Local Bounti has also entered into a non-binding letter of intent for a $55 million sale-lease back of its facility in Byron, GA, subject to the completion of customary diligence and binding documentation.

As of June 30, 2024, Local Bounti had approximately 8.6 million shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 1.3 million restricted stock units outstanding. As of June 30, 2024, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 16.1 million shares outstanding.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing, including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

Financial Outlook

Management is reiterating its full year 2024 sales guidance of $50 to $60 million, which reflects expected production from its fully operational Georgia, California and Montana facilities and, to a lesser extent, the partial year contribution from production ramping up at its Texas and Washington facilities.

The Company believes that it has access to capital to fund its operations, complete the construction of its ongoing projects, and reach positive adjusted EBITDA in early 2025. This includes cash on the balance sheet and construction financing arrangements.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Tuesday, August 13, 2024. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial +1 (201) 689-8768. The Conference ID is 13747723.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding funding pursuant to the CCLs; shipments at the Texas and Washington facilities; 2024 expansion projects and the closing of financing commitments to support these projects; product expansions; financial guidance for 2024; lowering cost of capital; evaluation of lower cost or replacement debt; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; the risk that Local Bounti will not be able to close the financings contemplated by the CCLs or enter into an additional CCL for working capital and subsequently close thereon; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; the ability of Local Bounti to retain and hire key personnel; the Company's ability to meet the continued listing requirements of the New York Stock Exchange or timely cure any noncompliance thereof; the uncertainty of projected financial information; if and when the Company will repurchase the stock authorized by its Board of Directors and the impact of the share repurchase program to the Company and its stockholders; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the acquisition of Pete's or as the result of the incurrence of additional future indebtedness, including pursuant to the CCLs, if the transactions contemplated thereby are consummated; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's facilities; Local Bounti's ability to attract and retain qualified employees, including management; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather related costs, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather related costs, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative expense as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended June 30, 2024.

Contact:

Kathleen Valiasek, President and Chief Financial Officer
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$9,685	$10,326
Restricted cash	6,489	6,569
Accounts receivable, net	2,501	3,078
Inventory, net	5,474	4,210
Prepaid expenses and other current assets	2,618	2,805
Total current assets	26,767	26,988
Property and equipment, net	368,261	313,166
Finance lease right-of-use assets	308	—
Operating lease right-of-use assets	137	172
Intangible assets, net	39,568	41,353
Other assets	3,058	73
Total assets	$438,099	$381,752

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$13,744	$14,640
Accrued liabilities	22,817	17,204
Short-term debt	6,734	—
Financing obligation	33	—
Operating lease liabilities	77	97
Finance lease liabilities	81	—
Total current liabilities	43,486	31,941
Long-term debt, net of debt issuance costs	367,294	277,985
Financing obligation, noncurrent	49,555	49,225
Operating lease liabilities, noncurrent	76	114
Finance lease liabilities, noncurrent	229	—
Warrant liability	10,298	7,214
Total liabilities	470,938	366,479

Commitments and contingencies

Stockholders' (deficit) equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 8,574,249 and 8,311,237 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	319,805	318,600
Accumulated deficit	(352,645)	(303,328)
Total stockholders' (deficit) equity	(32,839)	15,273
Total liabilities and stockholders' (deficit) equity	$438,099	$381,752

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$9,443	$7,183	$17,826	$13,881
Cost of goods sold(1)(2)	8,092	6,331	15,689	12,750
Gross profit	1,351	852	2,137	1,131
Operating expenses:
Research and development(1)(2)	4,519	3,526	8,006	7,102
Selling, general and administrative(1)(2)	10,696	16,704	18,294	32,685
Total operating expenses	15,215	20,230	26,300	39,787
Loss from operations	(13,864)	(19,378)	(24,163)	(38,656)
Other income (expense):
Change in fair value of warrant liability	1,096	15,151	(3,084)	15,151
Interest expense, net	(12,500)	(6,472)	(22,108)	(10,771)
Other income	1	23	38	73
Net loss	$(25,267)	$(10,676)	$(49,317)	$(34,203)

Net loss applicable to common stockholders per common share:
Basic and diluted	$(3.00)	$(1.35)	$(5.89)	$(4.37)
Weighted average common shares outstanding:
Basic and diluted	8,411,226	7,930,371	8,368,596	7,829,673

(1) Amounts include stock-based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of goods sold	$39	$(11)	$60	$76
Research and development	71	595	164	1,333
Selling, general and administrative	1,538	3,850	490	8,984
Total stock-based compensation expense, net of amounts capitalized	$1,648	$4,434	$714	$10,393

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of goods sold	$1,352	$894	$2,555	$1,830
Research and development	1,382	466	2,179	1,032
Selling, general and administrative	1,155	1,956	2,383	3,912
Total depreciation and amortization	$3,889	$3,316	$7,117	$6,774

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$9,443	$7,183	$17,826	$13,881
Cost of goods sold	8,092	6,331	15,689	12,750
Gross profit	1,351	852	2,137	1,131
Depreciation	1,352	894	2,555	1,830
Stock-based compensation	39	(11)	60	76
Utilities price spike and inclement weather related costs	—	—	—	727
Acquisition related integration costs	—	266	—	423
Adjusted gross profit	$2,742	$2,001	$4,752	$4,187
Adjusted gross margin %	29%	28%	27%	30%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Selling, general and administrative	$10,696	$16,704	$18,294	$32,685
Stock-based compensation	(1,538)	(3,850)	(490)	(8,984)
Depreciation and amortization	(1,155)	(1,956)	(2,383)	(3,912)
Business acquisition and strategic transaction due diligence and integration related costs	(783)	(2,364)	(1,625)	(3,916)
Restructuring and business realignment costs	(9)	(724)	(298)	(724)
Adjusted selling, general and administrative	$7,211	$7,810	$13,498	$15,149

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(25,267)	$(10,676)	$(49,317)	$(34,203)
Stock-based compensation expense	1,648	4,434	714	10,393
Interest expense, net	12,500	6,472	22,108	10,771
Depreciation and amortization	3,889	3,316	7,117	6,774
Utilities price spike and inclement weather related costs	—	—	—	727
Business acquisition and strategic transaction due diligence and integration related costs	783	2,630	1,625	4,339
Restructuring and business realignment costs	9	724	298	724
Change in fair value of warrant liability	(1,096)	(15,151)	3,084	(15,151)
Other income	(1)	(23)	(38)	(73)
Adjusted EBITDA	$(7,535)	$(8,274)	$(14,409)	$(15,699)